Exhibit 4.8

FORM OF FIRST SUPPLEMENT TO INDENTURE

This First Supplement to Indenture (the “Supplement”) is dated as of                 , 2006 by and among Carrols Corporation, a Delaware corporation (the “Company”), TPAQ Holding Corp., a Delaware corporation (the “Additional Guarantor”) and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”), with respect to the Company’s 9% Senior Subordinated Notes due 2013 (the “Notes”). Capitalized terms used but not otherwise defined in this Supplement shall have the meanings ascribed to such terms in the Indenture (as defined below), as amended and supplemented from time to time in accordance with its terms.

WHEREAS, the Company, the Subsidiary Guarantors named therein and the Trustee entered into the Indenture, dated as of December 15, 2004 (the “Indenture”) governing the Notes;

WHEREAS, pursuant to Section 4.11 of the Indenture, Restricted Subsidiaries of the Company meeting certain qualifications described therein are required to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will agree to unconditionally guarantee all of the Company’s obligations under the Notes and Indenture as provided therein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

SUBSIDIARY GUARANTY

Section 1.01 Guaranty. The Additional Guarantor hereby (a) unconditionally guarantees, as a Subsidiary Guarantor, all of the Company’s obligations under the Notes and the Indenture on the terms set forth in Article Eleven of the Indenture and (b) agrees that it shall hereafter be a Subsidiary Guarantor for all purposes under the Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.01 Instruments to be Read Together. This Supplement is an indenture supplement to and in implementation of the Indenture, and said Indenture and this Supplement shall henceforth be read together.

Section 2.02 Confirmation. The Indenture, amended and supplemented by this Supplement, are in all respects confirmed and preserved.

Section 2.03 Counterparts. This Supplement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

Section 2.04 Effectiveness. This Supplement shall become effective immediately upon its execution in accordance with the provisions of the Indenture.

Section 2.05 GOVERNING LAW. THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES THEREOF.

Section 2.06 Disclaimer of Trustee’s Responsibility. In executing this Supplement, the Trustee shall be entitled to all the privileges and immunities afforded to the Trustee under the terms and provisions of the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Supplement and the recitals and statements herein are deemed to be those of the Company and Additional Guarantor and not of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to Indenture to be duly executed as of the date first above written.

CARROLS CORPORATION

By:

Name:
Title:

TPAQ HOLDING CORPORATION

By:

Name:
Title:

THE BANK OF NEW YORK

By:

Name:
Title:

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